EXHIBIT 16



April 28, 1999



Ladies and Gentlemen:

We were previously principal accountants for FIND/SVP, Inc., and subsidiaries and, under the date of February 22, 1999, we reported on the consolidated financial statements of FIND/SVP, Inc., and subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998. On April 22, 1999, our appointment as principal accountants was terminated. We have read FIND/SVP, Inc.'s statements included under Item 4 of its Form 8-K dated April 28, 1999, and we agree with such statements.


Very truly yours,


/S/ KPMG LLP
------------
KPMG LLP